Exhibit 99.2

JOHNSON BOTTINI, LLP	FILED
FRANK J. JOHNSON (CA 174882)	SUPERIOR COURT OF CALIFORNIA
FRANCIS A. BOTTINI, JR. (CA 175783)	COUNTY OF LOS ANGELES
WHITTNEY GRAHAM-BEARD (CA 209890)
501 West Broadway, Suite 1720	FEB 25 2010
San Diego, California 92101	John A. Clarke, Executive Officer/Clerk
Telephone: (619) 230-0063	By	/s/ Mary E. Garcia	Deputy
Facsimile: (619) 238-0622		MARY E. GARCIA

Attorneys for Plaintiffs

SUPERIOR COURT OF THE STATE OF CALIFORNIA

FOR THE COUNTY OF LOS ANGELES

x
HAROLD GINSBERG and DORIS	:	Case No.: BC432733
GINSBERG, on behalf of themselves and all	:
others similarly situated,	:
	:	CLASS ACTION COMPLAINT
Plaintiffs,	:
:
v.	:
	:	DEMAND FOR JURY TRIAL
ZENITH NATIONAL INSURANCE CORP.,	:
STANLEY R. ZAX, JEROME L. COBEN,	:
MAX M. KAMPELMAN, ROBERT J.	:
MILLER, FABIAN NUNEZ, CATHERINE B.	:	FILED BY FAX
REYNOLDS, ALAN I. ROTHENBERG,	:
WILLIAM S. SESSIONS, MICHAEL WM.	:
ZAVIS, FAIRFAX INVESTMENTS II USA	:
CORP., and DOES 1-20 inclusive,	:
:
Defendants,	:
x

CLASS ACTION COMPLAINT

Plaintiffs, by their attorneys, allege the following on information and belief, except as to the allegations specifically pertaining to Plaintiffs, which are based on personal knowledge.

NATURE OF THE ACTION

1. This case is a class action on behalf of a publicly-traded company’s shareholders against the persons who entered into a merger agreement that will divest the shareholders of their shares without satisfying the legal requirements for adequate disclosure, fair compensation, or proper procedure.

2. Specifically, Plaintiffs bring this class action on behalf of the common shareholders of Zenith National Insurance Corp. (“Zenith” or the “Company”) against Zenith, Fairfax Investments II USA Corp. (“Fairfax Sub”), and Zenith’s Board of Directors (the “Board” or the “Individual Defendants”) (collectively referred to as the “Defendants”) for their breaches of fiduciary duty or for aiding and abetting other defendants’ breaches of fiduciary duty. Put simply, the Individual Defendants are violating their fiduciary duties and using their control of the Company to benefit themselves to the detriment of the Company’s common shareholders.

3. Zenith is a holding company engaged, through its wholly-owned subsidiaries, in the workers’ compensation, reinsurance and investments business.

4. On February 18, 2010, Zenith and Fairfax Financial Holdings Limited (“Fairfax”) jointly announced that the companies had entered into a merger agreement (the “Merger Agreement”) pursuant to which Fairfax, through its wholly-owned subsidiary Fairfax Sub, will acquire all outstanding shares of the Company’s common stock which it does not currently own in exchange for $38.00 per share (the “Proposed Transaction”).

5. Under the terms of the Merger Agreement, Zenith will no longer be a publicly-traded company and will emerge as a wholly-owned subsidiary of Fairfax. Because the Proposed Transaction is all-cash, Zenith’s shareholders will be deprived of taking part in any future financial success of the Company. As such, judicial scrutiny of the Proposed Transaction is necessary to ensure that the best interest of shareholders, and not the interests of the Defendants, was the basis for the Board’s motivation behind its decision to enter into the Proposed Transaction.

6. The cash merger consideration of $38.00 per share (the “Offer Price”) is grossly inadequate. For example, even though the Offer Price is approximately a 31.4% premium to the Company’s stock price the day before the deal was announced, the market reacted to the announcement of the Proposed Transaction by almost immediately trading Zenith’s stock at a price in excess of $38.00. In fact, the stock has not closed below $38.05 since the announcement of the Proposed Transaction, indicating that the public market believes that Zenith is worth more than the offer of $38.00 per share made by Fairfax. Further, before the economic crisis in 2008, the Company’s stock traded well over the Offer Price. The Offer Price takes advantage of Zenith’s depressed stock trading price and does not represent a premium to the true value of the Company’s shares.

7. In addition, pursuant to the Merger Agreement, Defendants have agreed to give Fairfax a virtual monopoly on acquiring Zenith, severely reducing the opportunity for another suitor to make a higher offer to acquire Zenith. Specifically, the Merger Agreement contains: (i) a “no-shop” provision that prevents the Company from soliciting, negotiating with or providing confidential Company information to competing bidders except under extremely limited circumstances; and (ii) a $39,600,000 termination fee to be paid to Fairfax if the Board abandons the Proposed Transaction in favor of a superior proposal from a competing bidder.

8. Furthermore, the Individual Defendants will receive substantial personal benefits not shared with the Company’s common shareholders. For example, Zenith’s Chairman and President, Defendant Stanley R. Zax (“Zax”), will serve as Chief Executive Officer of the surviving entity if the Proposed Transaction is consummated. Indeed, according to the Merger Agreement, Zax will “have sole discretion to determine the base salary, bonuses and other compensation and employee benefits (including severance benefits) to be provided to each officer or employee” of the surviving entity. In addition, certain unnamed officers of the Company have agreed to enter into Voting Agreements with Fairfax, pursuant to which such officers will vote their Company shares in favor of the Proposed Transaction.

9. The Individual Defendants have breached and continue to breach their fiduciary duties of loyalty, good faith, due care, independence and fair dealing to Zenith’s shareholders by,

inter alia, (i) agreeing to sell the Company without first taking steps to ensure that Zenith’s common shareholders would obtain the maximum price for their shares, and (ii) engineering the Proposed Transaction and the Merger Agreement to benefit themselves and/or Fairfax rather than Zenith’s public shareholders. Moreover, as alleged further herein, Fairfax and its constituents aided and abetted the Individual Defendants’ breaches of fiduciary duty.

10.       Plaintiffs seek to enjoin the Proposed Transaction.

PARTIES

11.       Plaintiff Harold Ginsberg is, and has been at all relevant times, the owner of shares of Zenith common stock.

12.       Plaintiff Doris Ginsberg is, and has been at all relevant times, the owner of shares of Zenith common stock.

13.       Defendant Zenith is a Delaware corporation, headquartered in Woodland Hills, California.

14.       Non-party Fairfax is a financial services holding company which, through its subsidiaries, is engaged in property and casualty insurance and reinsurance and investment management and is headquartered in Toronto, Canada.

15.       Defendant Fairfax Sub is a wholly-owned Delaware subsidiary of Fairfax, and is the entity that only exists for the purpose of completing the Proposed Transaction.

16.       Defendant Zax is Zenith’s acting Chief Executive Officer has served as its Chairman, President and as a director for more than thirty years.

17.       Defendant Jerome L. Coben has been a director of Zenith since February 2009.

18.       Defendant Max M. Kampelman has been a director of Zenith since February 1989.

19.       Defendant Robert J. Miller has been a director of Zenith since February 1999.

20.       Defendant Fabian Nuñez has been a director of Zenith since December 2008.

21.       Defendant Catherine B. Reynolds has been a director of Zenith since May 2004.

22.       Defendant Alan I. Rothenberg has been a director of Zenith since September 2002.

23.       Defendant William S. Sessions has been a director of Zenith since September 1993.

24.       Defendant Michael Wm. Zavis has been a director of Zenith since September 1998.

25.       The defendants named in ¶¶16-24 are collectively referred to herein as the “Individual Defendants.”

26.       The true names and identities, whether individual, associate or corporate, of the defendants sued herein under California Code of Civil Procedure § 474 as Does 1 through 20 inclusive, and the full nature and extent of the participation of the said Doe defendants in the activities and conduct on which this action is based, are presently unknown to Plaintiffs. Plaintiffs pray for leave to amend to allege the true names and identities, and the extent of participation in the wrongful activities and conduct, when the names shall become known.

JURISDICTION AND VENUE

27.       This Court has jurisdiction over the cause of action asserted herein pursuant to the California Constitution, art. VI, § 10, because this case is a cause not given by statute to other trial courts.

28.       This Court has jurisdiction over each defendant because the Defendants conduct business in California, including, but not limited to, the conduct here at issue, the unfair Proposed Transaction directed at Zenith’s shareholders, or because they have sufficient minimum contacts with California to render the exercise of jurisdiction by the California courts permissible under traditional notions of fair play and substantial justice. This action is not removable.

29.       Venue is proper in this Court because the conduct at issue took place and has effect in this County. Zenith’s headquarters and principal place of business is in this County at 21255 Califa Street, Woodland Hills, California 91367.

CLASS ACTION ALLEGATIONS

30.       Plaintiffs bring this action as a class action, pursuant to California Code of Civil Procedure § 382 on behalf of all common shareholders of the Company (except the Defendants herein and any person, firm, trust, corporation, or other entity related to, or affiliated with, any of the Defendants) and their successors in interest, who are or will be threatened with injury arising from Defendants’ actions as more fully described herein (the “Class”).

31.       This action is properly maintainable as a class action because:

a.      The Class is so numerous that joinder of all members is impracticable. As of January 31, 2010, there were over 37,000,000 shares of the Company’s common stock outstanding owned by hundreds, if not thousands, of Zenith shareholders other than Defendants. Zenith’s common stock is listed and actively traded on the New York Stock Exchange;

b.      There are questions of law and fact which are common to the Class including, inter alia, the following: (a) whether the Individual Defendants have breached their fiduciary and other common law duties owed by them to Plaintiffs and the other members of the Class; (b) whether Plaintiffs and the Class are being provided with all material information to determine whether to vote in favor of the Proposed Transaction; (c) whether Defendants are pursuing a scheme and course of business designed to eliminate the common shareholders of the Company in violation of their fiduciary duties in order to enrich themselves at the expense and to the detriment of Plaintiffs and the other common shareholders who are members of the Class; (d) whether Fairfax Sub and Zenith have aided and abetted the breaches of fiduciary duty committed by the Individual Defendants; and (e) whether the Class is entitled to injunctive relief as a result of Defendants wrongful conduct;

c.      Plaintiffs are committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature. The claims of Plaintiffs are typical of the claims of other members of the Class and Plaintiffs have the same interests as the other members of the Class. Plaintiffs will fairly and adequately represent the Class;

d.      Defendants have acted in a manner which affects Plaintiffs and all members of the Class alike, thereby making appropriate injunctive relief and/or corresponding declaratory relief with respect to the Class as a whole; and

e.      The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for Defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

THE INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES

32.       By virtue of their positions as directors and/or officers of Zenith, the Individual Defendants owed and owe Zenith’s shareholders fiduciary obligations of good faith, care, loyalty, and candor and were, and are, required to: (a) act in furtherance of the best interests of Zenith’s shareholders; (b) maximize stockholder value in a sale of the Company; (c) fully inform themselves of the true value of the Company; (d) act independently to ensure the best interests of the Company and its shareholders takes precedence over any competing interest; (e) refrain from participating in a transaction where the directors’ or officers’ loyalties are divided; (f) refrain from participating in any transaction that provides personal financial benefits to officers and directors not equally shared by the common shareholders of the Company; and (g) make full and accurate disclosure of all material information when the shareholders are asked to approve or disapprove a transaction, such as the Proposed Transaction.

33.       Plaintiffs allege that the Individual Defendants, separately and together, in connection with the proposed sale of Zenith, are violating their fiduciary duties owed to Plaintiffs and the Class by standing on both sides of the Proposed Transaction, agreeing to the unfair Offer Price in the Proposed Transaction, unjustly enriching themselves at the expense of common shareholders, and failing to disclose all material facts regarding the Proposed Transaction.

SUBSTANTIVE ALLEGATIONS

34.       Zenith is a holding company engaged, through its wholly-owned subsidiaries, Zenith Insurance Company and ZNAT Insurance Company, in the workers’ compensation insurance business, nationally.

35.       Zenith and Fairfax announced the Proposed Transaction on February 18, 2010, pursuant to a joint press release which read:

Fairfax Financial Holdings Limited (TSX; FFH and FFH.U) and Zenith National Insurance Corp. (NYSE: ZNT) today announced that Fairfax and Zenith have entered into a merger agreement pursuant to which Fairfax will acquire all of the outstanding shares of Zenith common stock, which it does not currently own. Zenith stockholders will receive $38.00 per share in cash, representing a premium of 31.4% to the closing price of Zenith common stock on February 17, 2010, the last trading day prior to this announcement, and a 34.0% premium to the 30-day average closing price for the period ending on February 17, 2010. The merger consideration of $38.00 per share also represents a premium of 34.5% to Zenith’s book value as of December 31, 2009. The transaction values Zenith at approximately $1.4 billion.

The transaction is expected to close in the second quarter of 2010. Following the closing, Zenith will continue to operate from its Woodland Hills, CA headquarters and will become a wholly owned subsidiary of Fairfax.

The board of directors of Zenith, after unanimously determining that the merger is in the best interest of Zenith and its stockholders, unanimously approved the merger agreement and resolved to recommend that Zenith’s stockholders vote to approve the merger. All of the directors and executive officers of Zenith, who in the aggregate beneficially own approximately 3.4 % of the outstanding shares of Zenith common stock, have agreed to vote their shares in favor of the merger.

The transaction is subject to customary conditions, including approval by Zenith’s stockholders and regulatory approval. There is no financing condition to consummate the transaction. Fairfax intends to finance the acquisition with a combination of holding company cash and subsidiary dividends, but will also raise $200 million through an equity issue prior to the closing. Following the completion of the acquisition, Fairfax expects to continue to maintain approximately $1.0 billion in cash and marketable securities at the holding company level.

Prem Watsa, Chairman and Chief Executive Officer of Fairfax, said: “We are very pleased to announce this transaction and look forward to working together with Zenith and its Chairman and Chief Executive Officer, Stanley Zax, to complete the merger as soon as possible. Our agreement to acquire Zenith reflects our strategy of investing in well-managed and well-positioned insurance companies.” Mr. Watsa added, “Zenith has an outstanding long-term underwriting track record spanning over thirty years under Stanley’s leadership. Following the successful completion of the transaction, there will be no changes in Zenith’s strategic or operating philosophy. Zenith will continue to operate its business as it has always been run under Stanley’s excellent leadership, with investment management centralized at Fairfax. All other Fairfax group companies will continue to operate independently on a decentralized basis.”

Stanley Zax, Zenith’s Chairman and Chief Executive Officer, stated: “We believe the transaction will benefit our key constituents and enable our shareholders to realize compelling value for their investment in Zenith. I am very proud of the employees, agents, management and directors at Zenith in creating one of the most successful specialty workers’ compensation companies. We admire Fairfax’s accomplishments in creating an extremely successful insurance and reinsurance business and are delighted to become part of the Fairfax family.”

36.       The Individual Defendants have breached and continue to breach their fiduciary duties to Zenith’s shareholders because they approved the Merger Agreement pursuant to an unfair and flawed process. Defendants approved the Merger Agreement and structured its terms in such a manner to benefit themselves at the expense of Zenith’s public shareholders. Among other things, the Merger Agreement is designed to ensure that Fairfax is able to purchase the Company in the absence of a truly competitive sales process and without meaningful negotiations regarding the merger price to be paid.

37.       Recently, insurers like Zenith have been posting better-than-expected earnings as they are able to release some of their reserves. As Ori Elan, portfolio manager at Elessar Investment Management, noted in response to the announcement of the acquisition of Zenith: “A lot of them are well-capitalized so they’re increasing dividends, as well as trying to grow through acquisitions.” Price competition between insurers also has been abating, he said.

38.       Mr. Elan also noted that “Insurance companies have trailed the financials as an industry in the past few months and they’re selling at prices that are pretty cheap compared to their book values.”

39.       Thus, the Merger Agreement was negotiated at a time when Zenith’s stock price did not fully reflect its significantly improving fortunes.

40.       The Merger Agreement is also unfair because the defendants improperly agreed to restrict competing offers which might result in a higher value for Zenith’s public shareholders. For example, the Merger Agreement contains a “no-shop” provision at § 6.04, pursuant to which the Company and the Individual Defendants are prohibited from soliciting alternative proposals from other suitors. This “no-shop” provision restricts the ability of Zenith and the Individual Defendants to communicate with potential buyers and, in some circumstances, even consider competing proposals. The Individual Defendants are prohibited from initiating contact with potential buyers, even if the Board believes that communicating with a particular buyer could reasonably lead to an offer that is more closely aligned with the interests of Zenith’s shareholders. This “no-shop” permits Zenith’s Board to consider other offers, and communicate with potential bidders, only in those extremely limited circumstances where such proposals (i) were initiated by third-parties not acting on Zenith’s behalf, and (ii) after consultation from lawyers and financial advisors, the Board in good faith believes that negotiations with the third party would be reasonably calculated to lead to an offer that is a Superior Proposal (as defined in the Merger Agreement).

41.       Furthermore, in the event that a superior, unsolicited offer is made by a third-party, and the Company decides to pursue the superior offer in the best interests of its shareholders, the

Company must pay a termination fee of nearly $40 million to Fairfax. In essence, the termination fee increases the price of the Company to any potential suitors other than Fairfax by $39.6 million.

42.       The terms of the Merger Agreement constrain the Company’s ability to solicit or engage in negotiations with any third party regarding a proposal to acquire all or a significant interest in the Company. The circumstances under which the Board may respond to an unsolicited bona fide proposal for an alternative acquisition that constitutes or would reasonably be expected to constitute a Superior Proposal are too narrowly circumscribed to provide an effective “fiduciary out” under the circumstances of the case, including the fact that the so-called fiduciary out provisions of the Proposed Transaction would impose a substantial financial penalty on Zenith if the Board were to decide that the exercise of its fiduciary duties required the Board to refrain from recommending the Proposed Transaction to Zenith’s shareholders. As such, it is imperative that the Court intervene to protect the interests of Zenith’s shareholders.

43.       Furthermore, the Proposed Transaction is the product of unfair dealing and the price of $38.00 per share to be paid to Class members is unfair and grossly inadequate such that it constitutes a breach of fiduciary duties committed by Defendants against the common shareholders because, among other things:

a.     the fair value of the Company’s stock is significantly in excess of $38.00 per share due to the Company’s prospects for growth and profitability;

b.     the Offer Price represents an inadequate premium to the common shareholders of the Company, especially considering the market is currently trading the stock of the Company at a price above the Offer Price;

c.     the synergies from the combination of Zenith with Fairfax will create great value; and

d.     Zenith was never extensively shopped to other potential buyers even though an auction could likely have resulted in an offer of greater consideration for Zenith’s shares.

44.       In negotiating the Proposed Transaction, the Defendants did not seek to maximize shareholder value in selling the Company, but rather sought to protect their own personal and financial interests. As a result of Defendants’ actions, Plaintiffs and the Class will suffer irreparable injury if the Proposed Transaction is consummated because they will not receive the maximum value of their stock in Zenith. Unless enjoined by this Court, Defendants will continue to breach their fiduciary duties owed to Plaintiffs and the Class. Ultimately, Defendants are likely consummate the takeover of Zenith, which will exclude Plaintiffs and the Class from their fair share of Zenith’s valuable assets and business. Proceeding on its current terms, the Proposed Transaction will unfairly benefit the Defendants to the irreparable harm of the Class.

FIRST CAUSE OF ACTION

Breach of Fiduciary Duties Against the Individual Defendants

45.       Plaintiffs repeat and reallege each allegation set forth herein.

46.       The Individual Defendants constitute the Board of Zenith. Due to their control and positions with Zenith, the Individual Defendants are in positions of control and power over Zenith’s common shareholders. This gives each Individual Defendant access to internal financial information about Zenith, its true value, and the benefits of ownership of the Company. The Individual Defendants arc using their positions of power and control to benefit themselves, to the detriment of Plaintiffs and the Class.

47.       Because the Individual Defendants dominate and control the business and corporate affairs of Zenith, have private corporate information concerning Zenith’s assets (including the knowledge of any other undisclosed bids for the Company), business, and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and the common shareholders of Zenith.

48.       By the acts, transactions, and courses of conduct alleged herein, the Individual Defendants, individually and as part of a common plan and scheme—or in breach of their fiduciary duties of loyalty, good faith and due care to Plaintiffs and the other members of the Class—have failed to adequately inform the Company’s shareholders about the true value of the Company and, by consummating the Proposed Transaction, will unfairly deprive Plaintiffs and other members of the Class of the true value of their investment in Zenith absent intervention of this Court.

49.       Plaintiffs and the Class have no adequate remedy at law.

SECOND CAUSE OF ACTION

Aiding and Abetting the Individual Defendants’ Breaches of Fiduciary Duty,
Against Defendants Fairfax Sub and Zenith

50.       Plaintiffs repeat and reallege each allegation set forth herein.

51.       In committing the wrongful acts alleged herein, the Individual Defendants, Fairfax Sub, and Zenith have pursued, or joined in the pursuit of, a common course of conduct, and have acted in concert with and conspired with one another in furtherance of their common plan or design. In addition to the wrongful conduct herein alleged as giving rise to primary liability by the Individual Defendants, Fairfax Sub, and Zenith further aided and abetted and/or assisted each other in breach of their respective duties as alleged herein. Such breaches would not and could not have occurred but for the conduct of Fairfax Sub and Zenith, who aided and abetted the Individual Defendants by entering into the Merger Agreement and otherwise rendering assistance to the Individual Defendants.

52.       The purpose and effect of Defendants’ conspiracy, common enterprise, and/or common course of conduct is, among other things, to permit violations of law and breaches of fiduciary duty.

53.       The Individual Defendants, Fairfax Sub, and Zenith accomplished their conspiracy, common enterprise and/or common course of conduct by entering into the Merger Agreement at an unfairly low price and through an unfair and woefully inadequate process.

54.       Fairfax Sub and Zenith aided and abetted and rendered substantial assistance in the wrongs complained of herein. In taking such actions to substantially assist the commission of the wrongdoing complained of herein, Fairfax and Zenith acted with knowledge of the primary wrongdoing, substantially assisted the accomplishment of that wrongdoing, and were aware of their overall contribution to and furtherance of the wrongdoing.

55.       The Court should enjoin Fairfax Sub and Zenith from continuing to aid and abet the breach of fiduciary duty by the Individual Defendants and enjoin the consummation of the Proposed Transaction.

56.       Plaintiffs and the Class shall be irreparably injured as a direct and proximate result of the aforementioned acts.

57.       Plaintiffs and the Class have no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, Plaintiffs demand judgment against Defendant, jointly and severally, as follows:

A.        Declaring that this action is properly maintainable as a class action, certifying Plaintiffs as Class representative and certifying Plaintiffs’ counsel as Class counsel;

B.         Declaring and decreeing that the Proposed Transaction was entered into in breach of the fiduciary duties of the Individual Defendants and is therefore unlawful and unenforceable, and rescinding and invalidating the Proposed Transaction and any other agreements that Defendants entered into in connection with, or in furtherance of, the Proposed Transaction;

C.         Declaring and decreeing that the Individual Defendants breached their fiduciary duties owed to the Class;

D.        Declaring and decreeing that Fairfax and Zenith aided and abetted the Individual Defendants’ breach of fiduciary duties;

E.         Enjoining Defendants and all persons acting in concert with them from consummating the Proposed Transaction, unless and until the Company implements a process to obtain the highest possible price for shareholders and ensures that full disclosure is made of all material facts;

F.         Directing that Defendants account to Plaintiffs and the other members of the Class for all damages caused to them and account for all profits and any special benefits obtained as a result of their unlawful conduct;

G.         Awarding Plaintiffs the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of Plaintiffs’ attorneys and experts; and

H.        Granting such other and further equitable relief as this court deems just and proper

JURY DEMAND

Plaintiffs demand a trial by jury.

DATED: February 25, 2010	JOHNSON BOTTINI, LLP FRANK J. JOHNSON FRANCIS A. BOTTINI, JR. WHITTNEY GRAHAM-BEARD

/s/ Francis A Bottini
FRANCIS A. BOTTINI, JR.

501 West Broadway, Suite 1720 San Diego, California 92101 Telephone: (619) 230-0063 Facsimile: (619) 238-0622

Attorneys for Plaintiffs